Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of iShares U.S. ETF Trust of our report dated September 23, 2025, relating to the financial statements and financial highlights of the funds listed in Appendix A, which appears in iShares U.S. ETF Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 20, 2025

Appendix A

iShares U.S. ETF Trust

1.	iShares U.S. Consumer Focused ETF
2.	iShares U.S. Tech Independence Focused ETF